EXHIBIT 99.1

America's Car-Mart Reports Diluted Earnings per Share of $.79 on Revenues of $149 Million and Announces Appointment of CFO

BENTONVILLE, Ark., Nov. 16, 2017 (GLOBE NEWSWIRE) -- America’s Car-Mart, Inc. (NASDAQ:CRMT) today announced its operating results for the second quarter of fiscal year 2018.

Highlights of second quarter operating results:

  Net earnings of $6.0 million – $.79 per diluted share vs. net earnings of $5.0 million – $.62 per diluted share for prior year quarter
  Revenues of $149 million compared to $150 million for the prior year quarter, current quarter includes a $1.7 million increase in interest income and same store revenue increase of 0.6%
  Sales volume productivity was flat with 28.4 retail units sold per store per month
  Average retail sales price decreased $73 to $10,418 or 0.7% from the prior year quarter
  Gross profit margin percentage increased to 42.0% from 41.4% for the prior year quarter
  Collections as a percentage of average finance receivables decreased to 12.2% from 12.6% for the prior year quarter.  The weighted average contract term increased to 32.5 months from 31.7 from the prior year quarter and decreased from 32.6 for the first quarter of fiscal 2018
  Net Charge-offs as a percent of average finance receivables of 7.5%, down from 7.7% for prior year quarter
  Accounts over 30 days past due decreased to 4.1% from 4.8% at October 31, 2016
  Average percentage of finance receivables current was 80%, flat from October 31, 2016
  Provision for credit losses of 29.7% of sales vs. 29.6% for prior year quarter
  Selling, general and administrative expenses at 18.2% of sales vs. 17.0% for prior year quarter
  Income tax benefit of $612,000 ($.08 per diluted share) related to share based compensation pursuant to accounting standard ASU 2016-09, adopted in May 2017
  Active accounts base approximately 69,900, an increase of approximately 3,100 from April 30, 2017
  Debt to equity of 60.8% and debt to finance receivables of 28.0% (53.1% and 26.3% at 10/31/16)
  Strong cash flows supporting the $8.8 million increase in finance receivables, $577,000 increase in inventory, $345,000 in net capital expenditures and $16.4 million in common stock repurchases (406,930 shares) with a $20.3 increase in total debt

Highlights of six-month operating results:

  Net income of $13.0 million – $1.69 per diluted share vs. net income of $12.1 million – $1.48 per diluted share for prior year period
  Revenues of $296 million flat compared to the prior year period with same store revenue increase of 1.3%
  Retail unit sales decrease of 1.5% to 23,769 from 24,124 for the prior year period with improved productivity at 28.3 retail units sold per store per month, up from 28.1 for the prior year period
  Net Charge-offs as a percent of average finance receivables of 13.8%, down from 14.0% for prior year period
  Provision for credit losses of 28.2% of sales vs. 27.7% of sales for prior year period
  Income tax benefit of $784,000 ($.10 per diluted share) related to share based compensation pursuant to accounting standard ASU 2016-09, adopted in May 2017
  Strong cash flows supporting the $25.6 million increase in finance receivables, $1.2 million increase in inventory, $1.0 million in net capital expenditures and $20.1 million in common stock repurchases (509,773 shares) with a $20.0 million increase in total debt

“We are pleased with our results for the quarter and are very excited about our future. We are proud of our associates and their dedication to serving our customers at the highest levels. We will continue to get better as we stay focused on the success of our customers,” said William H. “Hank” Henderson, Chief Executive Officer of America’s Car-Mart, Inc. “This is a face-to-face, high touch business and our customers deserve great service, always. The investments we have made and continue to make in the business have been made for one reason only - to improve our offering to the customers we serve, which in turn will enhance shareholder value.”

“We will always look for healthy growth opportunities and believe that our business model will continue to be scaled by attracting quality people to serve as General Managers,” said Mr. Henderson.  “Recruiting, training and supporting our General Managers, the face of our Company, will always be our number one priority since great customer service starts and ends with our General Managers.”

“It was nice to see the increase in bottom line profits for the quarter, and we will continue to improve to make our business stronger as we move forward.  Selling, general, and administrative expenses as a percentage of sales did increase for the quarter as we have spent several years building an infrastructure to support a growing business. Most recently, our investments have been heavily focused on General Manager Recruitment, Training and Advancement, and Collections Support as well as improvements with our sales and marketing efforts,” said Jeff Williams, President. “Our continuing focus on solid inventory management has resulted in an increase in our gross margin percentage, and we expect continuing success with these efforts. Sales volume productivity was flat for the quarter but up sequentially. We expect productivity will continue to improve as we move forward, which will allow us to leverage our expenses.  Additionally, we will be opening a new dealership in Centerton, Arkansas to take advantage of market opportunities in Northwest Arkansas.  Our expectations for this dealership are high.”

“We repurchased 406,930 shares of common stock (5.4%) during the quarter at an average price of approximately $40. Since February 2010 we have repurchased 5.3 million shares (46%) at an average price of approximately $33. Our balance sheet is very strong with debt to finance receivables of 28%,” added Mr. Williams. “Today, our Board of Directors approved up to an additional one million shares for repurchase.  We plan to continue to repurchase shares opportunistically as we move forward.”

“Also, today, our Board of Directors appointed Vickie D. Judy as the Company’s Chief Financial Officer effective January 1, 2018,” said Mr. Williams. “Vickie has been with the Company for over seven years, most recently as our Principal Accounting Officer, and has earned the highest respect and admiration from her co-workers as well as our business partners. We are excited for Vickie and for the additional contributions she will make to the Company in her new role.”

Conference Call

Management will be holding a conference call on Friday, November 17, 2017 at 11:00 a.m. Eastern Time to discuss quarterly results.  A live audio of the conference call will be accessible to the public by calling (877) 776-4031.  International callers dial (631) 291-4132.  Callers should dial in approximately 10 minutes before the call begins.  A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (855) 859-2056 (domestic) or (404) 537-3406 (international), conference call ID #9874799.

About America's Car-Mart

America’s Car-Mart, Inc. (the “Company”) operates 140 automotive dealerships in eleven states and is one of the largest publicly held automotive retailers in the United States focused exclusively on the “Integrated Auto Sales and Finance” segment of the used car market.  The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States selling quality used vehicles and providing financing for substantially all of its customers.  For more information, including investor presentations, on America’s Car-Mart, please visit our website at www.car-mart.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements address the Company’s future objectives, plans and goals, as well as the Company’s intent, beliefs and current expectations regarding future operating performance and can generally be identified by words such as “may,” “will,” “should,” “could, “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” and other similar words or phrases.  Specific events addressed by these forward-looking statements include, but are not limited to:

  new dealership openings;
  performance of new dealerships;
  same store revenue growth;
  future overall revenue growth;
  the Company’s collection results, including but not limited to collections during income tax refund periods;
  repurchases of the Company’s common stock; and
  the Company’s business and growth strategies and plans.

These forward-looking statements are based on the Company’s current estimates and assumptions and involve various risks and uncertainties.  As a result, you are cautioned that these forward-looking statements are not guarantees of future performance, and that actual results could differ materially from those projected in these forward-looking statements.  Factors that may cause actual results to differ materially from the Company’s projections include, but are not limited to:

  the availability of credit facilities to support the Company’s business;
  the Company’s ability to underwrite and collect its accounts effectively, including but not limited to collections during income tax refund periods;
  competition;
  dependence on existing management;
  availability of quality vehicles at prices that will be affordable to customers;
  changes in financing laws or regulations; and
  general economic conditions in the markets in which the Company operates, including but not limited to fluctuations in gas prices, grocery prices and employment levels.

Additionally, risks and uncertainties that may affect future results include those described from time to time in the Company’s SEC filings. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

____________________________
Contacts:              William H. (“Hank”) Henderson, CEO or Jeffrey A. Williams, President at (479) 464-9944

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands)
			% Change	As a % of Sales
	Three Months Ended		2017	Three Months Ended
	October 31,		vs.	October 31,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	11,932	12,167	(1.9)%
Average number of stores in operation	140	143	(2.1)
Average retail units sold per store per month	28.4	28.4	-
Average retail sales price	$10,418	$10,491	(0.7)
Same store revenue growth	0.6%	11.6%
Net charge-offs as a percent of average finance receivables	7.5%	7.7%
Collections as a percent of average finance receivables	12.2%	12.6%
Average percentage of finance receivables-current (excl. 1-2 day)	80.1%	80.3%
Average down-payment percentage	5.8%	5.6%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	4.1%	4.8%
Finance receivables, gross	$492,495	$474,295	3.8%

Operating Statement:
Revenues:
Sales	$130,427	$133,170	(2.1)%	100.0%	100.0%
Interest income	18,691	17,040	9.7	14.3	12.8
Total	149,118	150,210	(0.7)	114.3	112.8

Costs and expenses:
Cost of sales	75,623	77,997	(3.0)	58.0	58.6
Selling, general and administrative	23,727	22,654	4.7	18.2	17.0
Provision for credit losses	38,746	39,441	(1.8)	29.7	29.6
Interest expense	1,324	1,036	27.8	1.0	0.8
Depreciation and amortization	1,108	1,080	2.6	0.8	0.8
(Gain) Loss on disposal of property and equipment	57	(1)	(5,800.0)	0.0	(0.0)
Total	140,585	142,207	(1.1)	107.8	106.8

Income before taxes	8,533	8,003		6.5	6.0

Provision for income taxes	2,564	2,985		2.0	2.2

Net income	$5,969	$5,018		4.6	3.8

Dividends on subsidiary preferred stock	$(10)	$(10)

Net income attributable to common shareholders	$5,959	$5,008

Earnings per share:
Basic	$0.82	$0.64
Diluted	$0.79	$0.62

Weighted average number of shares used in calculation:
Basic	7,354,499	7,833,061
Diluted	7,555,026	8,136,961

America's Car-Mart, Inc. Consolidated Results of Operations (Operating Statement Dollars in Thousands)

			% Change	As a % of Sales
	Six Months Ended		2017	Six Months Ended
	October 31,		vs.	October 31,
	2017	2016	2016	2017	2016
Operating Data:
Retail units sold	23,769	24,124	(1.5)%
Average number of stores in operation	140	143	(2.1)
Average retail units sold per store per month	28.3	28.1	0.7
Average retail sales price	$10,402	$10,442	(0.4)
Same store revenue growth	1.3%	5.8%
Net charge-offs as a percent of average finance receivables	13.8%	14.0%
Collections as a percent of average finance receivables	24.6%	25.6%
Average percentage of finance receivables-current (excl. 1-2 day)	80.5%	80.2%
Average down-payment percentage	6.0%	5.8%

Period End Data:
Stores open	140	143	(2.1)%
Accounts over 30 days past due	4.1%	4.8%
Finance receivables, gross	$492,495	$474,295	3.8%

Operating Statement:
Revenues:
Sales	$258,701	$262,854	(1.6)%	100.0%	100.0%
Interest income	36,835	33,196	11.0	14.2	12.6
Total	295,536	296,050	(0.2)	114.2	112.6

Costs and expenses:
Cost of sales	150,829	153,510	(1.7)	58.3	58.4
Selling, general and administrative	47,592	45,822	3.9	18.4	17.4
Provision for credit losses	72,906	72,822	0.1	28.2	27.7
Interest expense	2,496	1,980	26.1	1.0	0.8
Depreciation and amortization	2,187	2,176	0.5	0.8	0.8
Loss on disposal of property and equipment	104	399	(73.9)	0.0	0.2
Total	276,114	276,709	(0.2)	106.7	105.3

Income before taxes	19,422	19,341		7.5	7.4

Provision for income taxes	6,461	7,214		2.5	2.7

Net income	$12,961	$12,127		5.0	4.6

Dividends on subsidiary preferred stock	$(20)	$(20)

Net income attributable to common shareholders	$12,941	$12,107

Earnings per share:
Basic	$1.74	$1.53
Diluted	$1.69	$1.48

Weighted average number of shares used in calculation:
Basic	7,451,673	7,890,993
Diluted	7,661,668	8,161,019

America's Car-Mart, Inc. Consolidated Balance Sheet and Other Data (Dollars in Thousands)

	October 31,	April 30,	October 31,
	2017	2017	2016

Cash and cash equivalents	$358	$434	$170
Finance receivables, net	$376,577	$357,161	$362,955
Inventory	$31,315	$30,129	$32,446
Total assets	$444,007	$424,258	$435,239
Total debt	$137,950	$117,944	$124,696
Treasury stock	$182,112	$162,024	$149,594
Stockholders' equity	$226,910	$233,008	$234,866
Shares outstanding	7,177,213	7,608,471	7,836,335

Finance receivables:
Principal balance	$492,495	$466,854	$474,295
Deferred revenue - payment protection plan	(18,956)	(18,472)	(18,476)
Deferred revenue - service contract	(9,868)	(9,611)	(10,470)
Allowance for credit losses	(115,918)	(109,693)	(111,340)

Finance receivables, net of allowance and deferred revenue	$347,753	$329,078	$334,009

Allowance as % of principal balance net of deferred revenue	25.0%	25.0%	25.0%

Changes in allowance for credit losses:
	Six months
	ended October 31,
	2017	2016
Balance at beginning of period	$109,693	$102,485
Provision for credit losses	72,906	72,822
Charge-offs, net of collateral recovered	(66,681)	(63,967)
Balance at end of period	$115,918	$111,340